Exhibit 10.44
Master Service Agreement
October 28, 2002
United Parcel Service
and
APAC Customer Service, Inc.

Master Service Agreement
This Agreement, made on October 25, 2002 and effective October 28, 2002, by and between United Parcel Services OASIS Supply Corporation, a Delaware corporation, having its principal place of business at 55 Glenlake Parkway, NE, Suite 200, Atlanta, Georgia 30328, (“UPS” or “Company”) and APAC Customer Service, Inc. on behalf of itself and its subsidiaries and affiliates having its principal place of business at Six Parkway North, Deerfield, IL 60015 (“APAC” or “Vendor”), is for inbound and outbound customer interaction management services and services ancillary thereto. This Agreement hereby replaces that certain agreement by the parties dated August 8, 1995 and effective July 10, 1995, which agreement has terminated on its own terms and is hereby of no further force or effect.
WHEREAS, APAC is in the business of providing in-bound and outbound customer interaction management services on behalf of its clients; and
WHEREAS, UPS is a company that offers its customers a parcel delivery service, and
WHEREAS, UPS desires to retain APAC to perform services for inbound and outbound customer service call center functions, customer service support and interaction management services on its behalf, and APAC agrees to provide such services to UPS according to the terms of this Agreement.
NOW, THEREFORE, for good and valuable mutual consideration, the receipt and sufficiency of which are hereby mutually acknowledged, UPS and APAC hereby agree as follows:
Section 1 — Services
A.
Services Description. During the Term (as hereinafter defined), APAC shall perform the Services (as hereinafter defined) pursuant to the requirements set forth in this Agreement and the Services Addendum set forth in Attachment A. For purposes of this Agreement, “Services” shall mean (i) the receipt, handling and resolving of UPS-related customer service inquiries, and related services to UPS Customers (“Customer Service Call (s)”, “Call(s)” or “Inquiries”) by APAC employees functioning as customer service representatives, administrative support, package information associates and claims associates (“CSR’s”) of telephone calls, e-mail and other media initiated by third parties for the purpose of responding to UPS’s marketing of certain services and/or products or otherwise communicating with UPS and (ii) any other services as mutually agreed upon by both parties. These functions will collectively be referred to as the “Services”.

B.
Performance Standards. The Services provided by APAC shall meet the performance standards set forth in Attachment A. Attachment A shall be modified by UPS from time to time at UPS’s reasonable discretion and upon notice to APAC.

C.	Changes to Services. UPS may request APAC to change the Services being performed by APAC under this Agreement and/or amend Attachment A due to changes in business needs.

Section 2 — Responsibilities of the Parties.
A.
Services. APAC shall provide to UPS the Services in accordance with the terms, conditions and charges set forth in this Agreement and its Attachment A, as may be amended, in accordance with the terms and conditions stated herein.

B.	APAC’s Employees.
1.
In accordance with the terms and conditions set forth in this agreement, APAC will provide its employees to perform the Services. APAC employees assigned to perform the Services for UPS are solely the employees of APAC.

2.
APAC shall be solely responsible for all personnel related matters and expenses thereof regarding the provision of the Services, including but not limited to recruiting, interviewing, conducting criminal background and employment reference checks, testing, selecting, hiring, employing, directing, managing, training, monitoring attendance, monitoring quantity and quality of work, and compensating all CSR’s, Team Leaders, HR/Recruiters, Site Management and Administrative Personnel, except as otherwise provided herein, necessary to perform the Services.

3.
APAC shall have sole authority and responsibility to counsel, discipline, review, evaluate, set the pay rates of, set the hours of work of, and terminate its employees who perform the Services. UPS management will not counsel or discipline APAC employees.

4.
APAC agrees to obtain from all of its employees assigned to UPS a signed statement in the form of Attachment B, indicating APAC’s employee understands that he or she is not a UPS employee, and that if it is ever determined that he or she actually was a UPS employee, he or she will disclaim all such benefits.

5.
APAC agrees that it will comply with all other applicable federal, state, or local laws or regulations applicable to APAC as an employer regarding compensation, hours of work, or other conditions of employment.

6.
APAC will arrange for and provide the training for CSRs. Training will include, but may not be limited to, internal and outside classroom training, Project and product education, and “on the job” training. CSR’s will receive initial new hire training for basic skills, including APAC and UPS policies and procedures, training on “Existing Core Programs” (e.g. one time pickup, tracking, Universal, PI, Damage Notifier, Claims, CSTA, CPCP, CCR Processes), and may, in addition, receive refresher training to enhance a CSR’s performance, training for conversion from one Existing Core Program to another or to a different program, and training for rate changes, existing programs other than Existing Core Programs, new programs to be introduced, new program features, or new services.

7.
In the event APAC proposes to have any Services under this Agreement performed by personnel other than employees of APAC, APAC shall so notify UPS in advance. Any such personnel shall be deemed subcontractors of APAC. APAC shall be fully and solely responsible for the compensation and performance of all of its employees and subcontractors. UPS reserves the right to reject any and all subcontractors with respect to any or all Services proposed to be conducted pursuant to this Agreement.

8.
UPS may, in its discretion notify APAC to remove from performance of Services under this Agreement any employee of APAC or its subcontractors or any subcontractor for any reasonable and lawful reason satisfactory to UPS. Nothing in this provision shall be deemed to give UPS the right to require APAC to hire or terminate any APAC employees or in any way act in a manner inconsistent with APAC’s human resources policies and procedures; it is intended only to give UPS the right to have APAC discontinue using an employee in the performance of the Services.

C.
Level of Staffing. APAC shall be solely responsible for staffing to the UPS required level of CSR’s necessary to provide the Services as determined in accordance with the performance standards set forth in Attachment A. Team Leader ratios, coach ratios, administrative/clerical personnel, and management team requirements are also set forth in Attachment A.

D.
Monitoring. Without prior notice to APAC and to the extent permitted by law, UPS shall have the right to monitor and record, on-site at the Centers and remotely outside the Centers, APAC’s CSRs handling Calls and performing Services for UPS. UPS shall share the results of its monitoring upon request by APAC. APAC agrees that it will secure from all employees serving as CSRs under this Agreement written consent (in the form of Attachment E hereto) to be monitored by APAC and UPS.

E.
Reports and Documentation. APAC will provide UPS with reports and other documentation or information as may be reasonably requested by UPS from time to time in order to verify that APAC’s performance of the Services is in compliance with this Agreement. APAC and UPS will conduct a semi-annual review of all reports and documentation to evaluate need.

F.
Audits. APAC will permit UPS, at UPS’s expense, to audit any of APAC’s systems, documents, processes, data, or reports related to the performance of this Agreement or payments due under this Agreement. Such audits shall be held at a time and place during normal business hours. Any information obtained by UPS pursuant to an audit shall be subject to UPS’s obligation to keep such information confidential as more fully set forth in Section 11 hereto.

G.
Periodic Assessment. UPS shall have the right to conduct reasonable periodic performance, operational and quality control reviews of APAC’s performance of Services under this Agreement, provided that UPS shall provide no direct supervision of APAC’s call centers or APAC’s employees. Such reviews shall be performed during business hours and may include visits to the Centers for verification of Service quality levels and other activities directly related to obtaining information for quality control review purposes. UPS shall schedule such reviews with APAC in advance.

H.
Quarterly Review. At the Option of UPS during each quarter of the Term of this Agreement, representatives of APAC and UPS shall meet for review of the status of matters contemplated by this Agreement, including but not limited to the service, performance, quality performance, status of transition, enhancement to Services and quality improvement processes. Each party shall bear its own costs and expenses incurred in connection with such review.

I.
Annual Review. Annually in August or September, the parties will review the UPS requirements in this Agreement and, if mutually agreed by the parties, such contractual items as may be appropriate will be adjusted for future Services (to be implemented on or after the commencement of the next calendar year) to reflect changes in circumstances, including without limitation adjustments in wages, COLA adjustments, key metrics, Base Rate and other charges, CS, PI and Claims assessments, quality scorecards (content and scoring) and other metrics and elements that affect the UPS business and the Services.

J.
Notice of Delay. In the event of an actual or potential delay in APAC’s performance under this Agreement, APAC shall immediately notify the UPS Site Manager by either fax or telephone, whichever is quicker, describing the cause, effect and expected duration of such delay or failure and thereafter shall immediately give notice to the UPS Site Manager of all changes to such conditions.

K.	Forecasting. UPS will provide forecasting to APAC as detailed in Attachment A.

L.
Information Necessary for the Performance of Services. UPS shall use its best efforts to provide accurate and factual information as may be required by this Agreement, respond promptly and accurately to all reasonable requests for such information made by APAC, and provide relevant new data and regular updates of changes to data previously provided. APAC will rely upon information provided by UPS in performing the Services and will not be responsible for any delay or loss that arises due to the inaccuracy of UPS supplied data or information.

M.
Government Requirements. UPS shall obtain and maintain all licenses, franchises, privileges, permits consents, exemptions, certificates, registrations, orders, approvals, authorizations and similar documents and instruments that are required by federal, state and local laws and regulations applicable to call centers for Services provided under this Agreement.

Section 3 — Facilities and Equipment.
A.	Centers. Except as expressly set forth herein, APAC shall perform the Services at the following location, now owned, or leased by UPS:
Newport News, Virginia
B.	Acquisition and Security of the Centers.
1.
UPS shall be solely responsible for and shall bear all costs and expenses with regard to the acquisition and/or leasing of the Centers, the maintenance of the Centers structural components (including but not limited to foundation, walls, windows, parking areas, roofs, conduit, HVAC, mechanical, plumbing and electrical systems), insurance for the Centers, as provided herein, repair and maintenance of the Centers, including maintenance of external grounds and parking, external lighting, obligations under the Occupational Safety and Health Act (OSHA) and other similar laws applicable to the provision, acquisition, leasing and maintenance of the Centers, and all employees of UPS fulfilling UPS responsibilities as described herein. During the Term of this Agreement, UPS covenants that the Centers shall be maintained and kept in good order, condition and repair, conducive to the efficient performance by CSR’s of their duties.

2.
Except to the extent of UPS’s obligations hereunder, APAC will be responsible for safe-guarding the work area, providing a safe work environment, investigating security breaches and taking all commercially reasonable remedial steps regarding security breaches. APAC will be responsible for providing all cameras and printing equipment necessary to create picture identity cards and all supplies for access cards. APAC will also properly safeguard all equipment and related materials, including UPS Proprietary Software, other UPS Confidential or Proprietary Information and documents, other related systems, and/or phone/communications lines. In the instance where equipment is owned by UPS, APAC will ensure all equipment is inventoried and signed for by APAC’s authorized representative upon installation and acceptance. At any time thereafter, APAC retains responsibility and liability for any equipment that is removed, exchanged, or modified, until such time as that equipment is signed for by an authorized UPS representative releasing APAC of responsibility. APAC is required to maintain a current equipment inventory listing subject to UPS audit at any time. APAC’s liability will include, but not be limited to, the replacement cost of any missing equipment or materials and/or loss due to misuse or unauthorized access or use of any materials, equipment or systems.

C.	Equipment and Technology.
1.
UPS shall provide all computer hardware, telecommunications equipment, computer and telecommunications software, furniture and fixtures required in the efficient performance of the Services. Except as otherwise provided herein, UPS shall be solely responsible for and shall bear all costs and expenses with regard to the ownership, leasing and maintenance of such hardware, software and equipment including, but not limited to upgrades, enhancements and add-ons thereto. UPS shall provide APAC with access to UPS’s systems applicable to the UPS programs being supported by APAC hereunder.

2.
UPS shall provide at its own cost, all telecommunications facilities, including voice and data that are needed to conduct the day to day business of the operation as described. UPS will provide, within reason, adequate floor or wall spaces for these telecom facilities. APAC will be responsible for the cost of any telecom facilities that it requires for its own internal use. The design and installation of any APAC voice or data circuit that interconnect to any portion of the UPS voice or data network must be pre-approved in writing by UPS.

3.
APAC shall operate UPS equipment, software or proprietary software, only for the performance of Services for UPS and as directed by UPS. APAC shall not upgrade, modify or otherwise alter UPS equipment, UPS software or UPS proprietary software unless and until UPS gives APAC such direction and permission. APAC shall utilize UPS equipment, UPS software and UPS proprietary software. APAC agrees to make UPS whole for loss or damage to UPS equipment, UPS software or UPS proprietary software provided by UPS for use in the Centers, to the extent such loss or damage results from negligence, a failure to act, or willful misconduct of an APAC employee.

4.
APAC shall utilize the applications systems currently utilized at the Center and provided by UPS as of the effective date of this Agreement, and shall in conjunction and cooperation with UPS, work to ensure a continuing smooth interface between the APAC Center and UPS’s other operations.

5.
APAC will obtain UPS’s approval prior to implementing any third party software, and related documentation, database management systems, data and technical information, in the performance of the Services which APAC will not be able to license to UPS or its designee upon termination of this Agreement as contemplated herein, unless APAC will be able to provide UPS with an alternative that will permit UPS or its designee to continue to perform the applicable systems and Services after termination of this Agreement without degradation of performance levels or reduction in functionality.

6.	APAC will provide personal computers and email access for APAC Center Management and Administrative Personnel at the Center.

7.
APAC will be responsible for control, repair, and replacement of headsets and amplifiers at the original UPS supplied level of 1100. APAC is required to maintain a current equipment inventory listing subject to UPS audit at any time. When purchasing replacements for lost or damaged headsets and amplifiers, APAC will furnish a model of comparable quality, features, compatibility and price to those originally provided by UPS. If or when the agreement for services between APAC and UPS is terminated, APAC will return to UPS the total number of headsets and amplifiers provided, in good repair.

D.	Supplies. APAC shall be responsible for and shall bear all expenses incurred in the rendition of Services at the Center with respect to contracting for food services and perishable supplies.
1.	This statement is a clarification of the term “perishable supplies”. Perishable Supplies is agreed to be any and all supplies that are consumable in nature. This includes but is not limited to.
(a)	Office supplies including photocopy paper, facsimile paper, other paper, toner, pens, pencils, markers, erasers, paper clips, staples, tape calculators, etc.

(b)	Cleaning supplies including toilet paper, hand towels, napkins, sanitary napkins, soaps, cleaning compounds, polishing compounds, trash can liners, etc.

(c)	Any and all items relating to contracted food vendors.
2.	Kitchen Maintenance. APAC shall retain responsibility and liability for and shall bear all expenses incurred for kitchen maintenance.
3.
Trash and Waste Removal. APAC shall retain responsibility and liability for and shall bear all expenses incurred in the rendition of Services at the Center with the respect to the removal of all trash and hazardous waste.

E.
Signs and Banners. APAC shall be entitled to erect exterior and interior signage and banners solely in accordance with UPS’s prior written authorization, except that UPS hereby consents to the posting of internal signage that is professional and business like.

Section 4 — Rates and Invoices
A.	Rates for Services. The rates for the performance of the Services pursuant to this Agreement shall be those listed in Attachment A.
B.	Payment Terms. UPS and APAC agree that invoices for Services will be handled in the following manner:
1.
APAC will invoice UPS on a weekly basis for Services rendered during the preceding week. The invoices will be delivered no later than Wednesday to the UPS Site Manager. The invoices will include the applicable Base Rate for APAC personnel for each billable hour expended.

•
The invoice shall be based on the actual APAC paid production hours as contemplated by the Final Matrix and permitted changes to the Final Matrix. The Final Matrix as defined will be the local site agreement 2 weeks prior to implementation. Hours billed to UPS from APAC may vary from the Final Matrix for the following reasons:

•	Overtime hours which UPS has approved in writing. Overtime shall be paid by UPS, in accordance with the rates as provided in the Agreement.

•	UPS approved training hours.

•
If UPS has requested that APAC increase staffing, APAC will do everything possible to fill the request for additional FTEs with Part Time or Full Time hours (“Expanded Hours”). Expanded Hours will be billed at the Base Rate. Hours that APAC is unable to fill with Expanded Hours shall be billed at the overtime rate. All Overtime must be pre-approved in writing by the UPS site manager or their designee.

•	The following steps shall be used to develop “Required” hours:
•	The Final Matrix will be used to determine the final FTE requirements. The Final Matrix will be provided by UPS four (4) weeks in advance.
•
Coaches’ hours will be billed as actual hours worked never to exceed the agreed upon ratio of one coach per twelve (12) CSRs to UPS by the following calculation: Divide the required FTE CSR approved in the Final Matrix by 12 and multiply by eight. Example for calculation of the coach billable hours:

Total Required hours = 2,929
Total Required FTE’s = 391{2,929/7.5}
Coach Hours Billable = 391/12*8 = 260.67 hours
•
Coaches’ Overtime hours must be pre-approved in writing by the UPS site manager or designee. If the actual volume is less than expected, APAC will do all possible to reduce coach staffing. However, UPS will be responsible for all hours worked up to the agreed ratio of 1:12 as planned in the Final Matrix.

2.	Invoices submitted by APAC shall be due and payable within fifteen (15) days of receipt of the invoice.

3.
If UPS management has any questions or concerns regarding the accuracy of the invoice, every effort will be made to resolve the issue(s) and make any adjustments warranted within twenty-four (24) hours from the time UPS raises such questions or concerns.

4.
If any items remain in dispute after twenty (24) hours, the reason for the dispute will be documented by UPS in writing and the undisputed amount will be processed for payment in accordance with Section 4.B.2 above.

5.	No subsequent week’s invoices will be delayed as a result of a dispute of a prior week’s invoice.

6.
APAC will make every effort to complete research on any disputed amounts as expeditiously as possible, but no later than ten (10) days after the written explanation of the dispute is received. After any APAC research is complete, any adjustments to an invoice will be made on the subsequent week’s invoice to be presented to UPS.

7.
The UPS Site Manager and APAC Site Management, or their designees will use their best efforts to resolve all disputed amounts within fifteen (15) days of the invoice date. Any disputes remaining after such fifteen (15) days will be escalated to the parties’ senior management for resolution.

C.
Costs and Expenses. Except as otherwise expressly provided in this Agreement and its Attachment A, any and all costs and expenses incurred by APAC in its performance of the Services shall not be reimbursed by UPS.

D.
Set-Off Rights. With respect to any amount that: (1) should be reimbursed to UPS or (2) is otherwise owed or payable to UPS pursuant to this Agreement, UPS may upon written notice to APAC deduct the entire amount owed to UPS against the charges or amounts otherwise payable or expenses owed to APAC under this Agreement.

E.
Presently Unforeseen Events. In the event that during the term or additional term of the Agreement, APAC’s costs for hourly employee rates are increased pursuant to a collective bargaining agreement, UPS will not be responsible for any such increase and such increase will not be passed on to UPS. In the event that any presently unforeseen event, circumstance or condition or any combination thereof first occurring after the date of execution of this Agreement (i.e., a dramatic increase in health care costs or a new employer near a Center which attempts to attract APAC’s employees at higher wage rates) that (i) is not occasioned by or resulting solely from the actions of APAC or any APAC employee; (ii) is expected to continue for a period exceeding six (6) months; and (iii) shall adversely increase the cost to APAC of performing Services at a Center by more than five percent (5%) of its prior provable costs (“Adverse Event”), APAC shall be entitled to request an adjustment to the Base Rate set forth in Attachment A by written notice delivered to UPS at least sixty (60) days prior to the proposed date of adjustment. To that end, APAC shall deliver with its request to UPS such documentation, detailed records, pricing and financial information and other data as shall verify the existence of such Adverse Event and APAC’s increased costs resulting therefrom; provided, however, that such request shall in any event be subject to UPS’s right to audit APAC’s submissions during the thirty (30) day period. In the event that UPS and APAC have not agreed to an adjusted Base Rate by the end of such thirty (30) day period, or such extension thereof as may be mutually agreeable, then, notwithstanding anything in this Agreement to the contrary, APAC may terminate its Services at such Center upon one hundred twenty (120) days prior written notice which notice must be given no later than fifteen (15) days following such thirty (30) day period (as may be extended).

Section 5 — Taxes
A.
Taxes Payable by UPS. Any use, excise, sales or privilege taxes, duties, value added taxes, fees, or assessments which may now or hereafter be levied on the Services, software, equipment, materials or other property (tangible or intangible) provided under this Agreement, chargeable to or against APAC (provided that APAC is not responsible for these charges through its own omission(s) or negligence) by any applicable government authority, shall be passed through to and payable by UPS. APAC shall clearly identify the charges referenced herein on any invoice. Should APAC be required to pay or should APAC pay these taxes, fees, assessments or similar liabilities, UPS shall promptly reimburse APAC for such payments upon receipt of an invoice from APAC. UPS shall also timely pay all use, excise, sales or privilege taxes, duties, value added taxes, fees, assessments or similar liabilities levied against it by any governmental authority for its role in the leasing, ownership or operation of the Centers. Taxes chargeable against the income of APAC shall be paid by APAC and are not a chargeable item hereunder. APAC and UPS shall cooperate in the preparation and filing of any tax returns. Any penalties or interest associated with the failure of APAC to timely collect or pay any tax shall be the responsibility of APAC unless such failure was caused by UPS’s direction or UPS’s failure to pay taxes to APAC in accordance with this section.

B.
Employment-Related Taxes. APAC is responsible for the filing of any and all returns and reports and the withholding and/or payment of all applicable federal, state, and local wage taxes, or employment-related taxes, including, but not limited to, income taxes, gross receipt taxes, taxes measured by gross income, social security taxes and unemployment taxes for APAC, APAC’s employees, and any other agents or subcontractors employed by APAC to perform Services under this Agreement. APAC shall reimburse UPS for any taxes not withheld or paid by APAC in accord with this paragraph, including reasonable attorney’s fees, penalties and interest UPS may incur due to APAC’s failure to make such withholdings or payments, and APAC shall participate at APAC’s sole expense and at the request of UPS in UPS’s defense of all such claims.

C.
Contest of Tax Issues. In its sole discretion and at its own expense, UPS has the right, either before or after payment of any tax, to contest the validity or application of taxes described in Section 5.A.1 that are submitted by APAC to UPS for payment. Upon the written request of UPS, APAC shall fully cooperate with UPS in contesting or protesting the validity or application of any such tax (including, but not limited to, permitting UPS to proceed in APAC’s name if required or permitted by law, provided, in each case, that such contest does note involve, or can be separated from, the contest of any tax or issues unrelated to transactions described in this Agreement). UPS shall also have the right to participate in any contest conducted by APAC with respect to a tax or other charge indemnifiable under this section, including without limitation, the right to attend conferences with the taxing authority and the right to review submissions to the taxing authority or any court to the extent such contest does not involve, or can be separated from, the contest of any tax or issues unrelated to the transactions described in this Agreement. In the event APAC shall receive a refund of all or any part of such tax which UPS has paid and discharged, the amount of such refund shall promptly be remitted to UPS by APAC.

D.
Tax Credits. UPS shall be entitled to the benefit of any jobs tax credit, enterprise zone tax credit, capital investment tax credit, or any other similar type of tax credit earned pursuant to this Agreement for the one (1) Center originally stated in Section 3.A. herein that it chooses to actively pursue. In the event the federal, state, or local law allowing for such tax credit provides that APAC is the recipient of such tax credit, APAC shall pass on the tax credit benefit to UPS in the form of a reduction in the amount of APAC’s invoice. Under this provision, APAC is deemed to receive the benefit of the tax credit on the earlier of the due date of APAC’s return or estimated payment following the determination of a credit amount. APAC’s next invoice will be reduced by the amount of the credit. In the event that APAC discovers or pursues additional tax or related credits that UPS has not pursued, and is or shall be successful in obtaining such credit, the Parties will discuss such credit or potential credit, and will determine an appropriate split of credit revenues during the next available quarterly or annual review. Tax credit computations and invoice reductions are subject to verification by UPS.

Section 6 — Warranties
A.
APAC warrants to, UPS that (1) APAC shall use its best efforts to perform all Services in a professional manner and in accordance with the Agreement and Attachments, or any other applicable mutually agreed upon written specifications; and (2) APAC has or will have agreements and/or acknowledgements in place with all employees and subcontractors sufficient to enable APAC to comply with all provisions of this Agreement.

B.
APAC further warrants that neither APAC proprietary software, nor that which it creates to render Services hereunder shall infringe any United States copyright, patent, trademark or any other third party intellectual property rights, unless such infringement is caused solely by the combination, modification, enhancement or alteration by UPS or at UPS’s specific written instruction. In the event of an infringement claim, APAC may, at its option and at its expense, either (1) defend such claim with competent counsel of its choosing; (2) procure the right to continue using such software to provide the Services; or (3) substitute for such hardware or software, other hardware or software which performs the same functions without any loss of speed or functionality that would otherwise cause either party’s non-compliance with this Agreement.

C.
UPS warrants that neither UPS proprietary hardware or software it supplies to APAC to render Services hereunder, nor any modifications, enhancements, alterations or combinations to third party hardware or software UPS performs or performed, creates or created, or requires APAC to perform or create upon written instructions, shall infringe upon any United States copyright, patent, trademark or any other third party intellectual property rights unless such infringement is caused solely by combination, modification, enhancement or alteration of such hard or software by APAC without instruction from UPS. In the event of an infringement claim, UPS may, at its option and at its expense, either (1) defend such claim with competent counsel of its choosing; (2) procure the right to continue using such hardware or software to provide the Services; or (3) substitute for such hardware or software, other hardware or software which performs the same functions without any loss of speed or functionality that would otherwise cause either party’s non-compliance with this Agreement.

D.	This Section shall survive termination or expiration of this Agreement.

Section 7 — Indemnity
APAC agrees to indemnify, protect and hold UPS and its directors, officers and employees, harmless from and against any and all third party claims (including, but not limited to losses, judgments, damages, settlements and expenses for those actions to the extent they result from (i) the negligence or willful misconduct of APAC, including but not limited to third party claims for injury or death to persons, including APAC employees, or damage to property or business entities, and (ii) claims that APAC’s product, including hardware, software or any combination thereof, constitutes an infringement of a United States patent, copyright, trade secret or other intellectual property right of any third party. APAC further agrees to hold UPS harmless and to indemnify UPS for any amount of money, including attorney’s fees, that UPS may incur as a result of claims brought against UPS by APAC’s employees for employment discrimination, workers, compensation, or unemployment compensation. The indemnity set forth in this Section and the limitation of liability set forth in the following Section hereof shall survive the expiration or termination of the Term or Additional Term of this Agreement.
Section 8 — Limitation of Liability
Neither Party shall be liable to the other for special, exemplary, punitive, indirect, incidental or consequential damages, including, without limitation, damages for lost opportunities or lost profits, even if such damages were foreseeable or result from a breach of Agreement, except and only to the extent attributable to a Party’s willful misconduct or gross negligence.
Section 9 — Insurance
A.
APAC Maintained Insurance. APAC shall, at its own cost and expense, obtain and maintain in full force and effect, with sound and reputable insurers, during the term of this Agreement, the following insurance coverages: (a) Worker’s Compensation insurance as required by law of the state of hire; (b) Employer’s Liability Insurance with minimum limits of $1,000,000 of liability, and not less than $1,000,000 aggregate limit of liability per policy year for disease, including resulting death, not caused by accident; (c) A combination of Comprehensive General Liability and Umbrella Policy Insurance against all hazards with a minimum limit of liability for personal injury, including resulting death, on an occurrence basis of $10,000,000 in the aggregate, and with a minimum limit of liability for property damage on an occurrence basis of $10,000,000 in the aggregate; (d) A combination of Umbrella Policy Insurance and Automobile Liability Insurance against liability arising from the maintenance or use of all owned, non-owned and hired automobiles and trucks with a minimum limit of liability for property damage of $5,000,000 per accident; (e) Fire Legal Liability Insurance of $1,000,000 and (f) Crime Insurance, including at a minimum fidelity coverage, employee dishonesty, robbery, theft, forgery, computer theft and fraud covered with a minimum of $5,000,000 per loss. If not already provided, APAC shall provide UPS with certificates of insurance evidencing the coverages required hereunder within ten (10) days after execution of this Agreement. Each policy required hereunder shall name UPS, its affiliates, directors, officers and employees as additional insureds and shall provide that APAC shall endeavor to provide UPS with thirty (30) days’ advance written notice in the event of a cancellation or material change in such policy. In the event that any Service under this Agreement is to be rendered by persons other than APAC’s employees. APAC’s insurance shall cover such persons under the same terms and conditions.

B.
UPS Insurance. UPS shall maintain insurance in such amounts as may be commercially adequate for all property damage and personal injury losses as may relate to UPS’s ownership, leasing, operation and maintenance of the Centers. If not already provided, UPS shall provide APAC with certificates of insurance evidencing the coverages required hereunder within ten (10) days after execution of this Agreement. Each policy required hereunder shall name APAC as an additional insured and shall provide that APAC shall receive thirty (30) days’ advance written notice in the event of a cancellation or material change in such policy. In the event that any UPS obligation under this Agreement is to be rendered by persons other than UPS employees (excluding all APAC employees), UPS’s insurance shall cover such persons under the same terms and conditions.

Section 10 — Force Majeure
A.
Occurrence of Force Majeure. If either party to this Agreement shall be prevented, hindered, or delayed in the performance or observance of any of its obligations hereunder by reason of any circumstance defined in this Section 10.A., and such delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the party through the use of alternate sources, work-around plans, or other means, then such party shall be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. APAC as the affected party shall not have the right to any additional payments from UPS as a result of any force Majeure occurrence, nor shall UPS as the affected party have the right to any additional material Services from APAC not encompassed by this Agreement. Neither Party shall be liable to the other for failure or delay in rendering performance arising out of the following causes. Acts of God or the public enemy, terrorism, strikes, wars, fires, floods epidemics, quarantine, restrictions, or unusually severe weather and similar events beyond the control of such party (an occurrence of a “Force Majeure”).

B.
Process and Procedure for a Force Majeure. Upon the occurrence of a Force Majeure, the affected party shall immediately notify the other by telephone and confirm in writing within forty-eight (48) hours of such call describing with specificity the details of such occurrence and its expected effect on the obligations of the affected party hereunder. If APAC is the affected party and UPS is thus prevented from conducting a significant portion of UPS’s normal business operations at the Center for five (5) business days after notification, despite the parties best efforts, then, at any time thereafter and until such time as APAC is able to resume or so arrange for acceptable alternative performance, UPS may suspend this Agreement at the Center and seek alternative performance until such time as APAC is able to continue. Any such suspension by UPS shall be without penalty or termination charges and shall be effective as of a date specified by UPS in a written notice of suspension to APAC. If either party is unable to perform at the Center under this Agreement due to force majeure cases for a period of sixty (60) days then the other party may terminate this Agreement in whole or in part as to the Center and such termination shall be considered for the convenience and benefit of both parties.

Section 11 — Confidentiality/Proprietary Information.
A.
Confidentiality Agreements. Prior to performing Services on behalf of UPS, APAC and each APAC employee assigned to perform work under this Agreement shall read, understand, adhere to, and sign an APAC Customer Services, Inc. Employee Nondisclosure Agreement attached as Attachment “D” and an APAC Customer Services, Inc. Employee Statement of Understanding/Confidentiality attached as Attachment “E”.

B.
Agreement to Keep Information Confidential. The Parties agree that any and all confidential information and/or proprietary information relating to past, present and future activities, products, services, business plans, business practices designated as confidential, or information that by its nature is presumed to be confidential (“Confidential Information”) (including UPS Customer lists, UPS card numbers, UPS Customer names, addresses and billing data, call detail and/or financial information, information relating to UPS Customers or UPS Customer account information, and/or databases, as well as other material specifically designated by UPS in writing as confidential or proprietary) (“UPS Confidential or Proprietary Information”)) furnished or disclosed in the course of this Agreement, or disclosed during the effective period(s) of other Nondisclosure Agreement(s) in effect between the Parties, shall be and remain UPS or APAC property, as the case may be. During the term of this Agreement and for two (2) years thereafter, both Parties agree not to reveal, disclose, divulge, sell, license, exchange, lease or in any other way transfer the other Party’s Confidential Information to any third party. Neither Party shall use the other Party’s Confidential Information for any purposes other than the Services to be performed hereunder without prior express written permission of the other Party and shall limit its copying of such Confidential Information to such purposes and shall not disclose any such Confidential Information to anyone except its personnel to whom such disclosure is necessary to carry out the purposes of this Agreement. All such personnel shall be appropriately notified that any such disclosure to them is made in confidence and shall be held in confidence. In the event any such Confidential Information must be disclosed by a Party to a third person for the purpose of allowing the Party to provide the Services hereunder, the Party shall, prior to disclosure, obtain the other Party’s written permission and if permission is granted, shall obtain from the third person a written agreement regarding the confidentiality and specific use of the confidential Information, the terms of which shall be substantially identical to those contained herein. Either Party shall forward a copy of such third person’s nondisclosure agreement to the other Party upon written request.

C.
Non-Confidential Information. The provisions of Paragraph 11.A. above shall not apply to information that was previously known to the other Party, free of any obligation to keep it confidential as evidenced by written records, or information that is or has been disclosed in the public domain, through no fault of the other Party, by third persons who are under no obligation of confidence to either UPS or APAC, or information independently developed by the other Party or obtained by a third party. Any combination of Confidential Information disclosed from UPS to APAC or APAC to UPS, shall not be deemed to be within the foregoing exceptions merely because individual portions of such combinations are disclosed or separately known in the public domain or known by the other Party. Either Party may disclose Confidential Information if obligated by Court order or governmental process after providing the other Party with prior notice that Confidential Information is being sought by legal process.

D.
Injunctive Relief. Both Parties acknowledge that the Confidential Information under this Agreement constitutes unique, valuable and special trade secret and business information of the respective Parties, and that disclosure of such Confidential Information may cause irreparable injury to UPS or APAC as the case may be. Accordingly, the Parties acknowledge and agree that the remedy at law for any breach of the covenants contained in Paragraph 11.A. of this Agreement may be inadequate, and in recognition, agree that the other Party shall, in addition, be entitled to seek injunctive relief and reasonable attorneys’ fees and other court costs and expenses, in the event of a breach.

E.
Disclosures Required By Law. Either Party may file copies of this Agreement with a court or public agency, to the extent necessary to comply with applicable law or regulation, including, without limitation, to comply with mandatory filing under the rules and regulations of the Securities and Exchange Commission and to the extent necessary in connection with review by lending institutions, subject to appropriate confidentiality restrictions and subject to Section 13. The filing Party shall promptly notify the other Party of such requirement.

Section 12 — Miscellaneous Confidentiality Requirements
A.
Until the expiration or termination date of this Agreement, except as permitted by this Section 12.A, APAC will not engage in the performance of services similar to the Services on behalf of any parcel delivery company that is not, as of the execution hereof, a current client or as to which APAC has a bid currently pending as of the execution date hereof, including but not limited to Federal Express, Emery, United States Postal Service, or Airborne, unless it can be demonstrated to UPS in its reasonable judgment acting in good faith that there is no reasonable probability that its Proprietary Information can be used to benefit its competitors. With respect to any bid currently pending or any services as to which UPS otherwise agrees that APAC’s opportunity meets the standard set forth herein, APAC will enforce the Confidentiality and “Firewall” terms set forth in Attachment “B”, as appropriately modified to fit the specific opportunity being addressed. With respect to UPS, APAC will enforce the Confidentiality and “Firewall” Terms set forth in Attachment “B”.

B.
Unless the written consent of UPS shall first be obtained, or unless otherwise required by applicable securities laws, at which time, APAC shall use its best efforts to provide UPS with an opportunity to review and provide comment on disclosures required by applicable securities laws, as determined by APAC as such disclosures pertain to UPS, APAC shall not at any time, notwithstanding the expiration of the term or the termination of this Agreement, in any manner advertise or publish or release for publication any statement mentioning UPS or the fact that APAC is furnishing or has furnished or agreed to furnish Services to UPS. The provisions of this Section 12.B. shall survive the termination or expiration of this Agreement.

Section 13 — Laws and Regulations
A.
Compliance with Law. Each of the Parties will perform its obligations under this Agreement in compliance with all applicable laws, ordinances and regulations and will obtain and maintain in full force and effect, any permits, licenses, consents, approvals and authorizations necessary for the performance of its obligations hereunder.

B.
APAC Requirements. Except as may be otherwise provided in this Agreement, APAC agrees that it will comply with all laws and regulations applicable to APAC’s employees and telemarketing, including but not limited to the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Immigration Reform and Control Act of 1986, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act (OSHA), the affirmative action responsibilities to comply with the office of Federal Contract Compliance Program (OFCCP) Guidelines and such other federal, state, and local employment laws which may be enacted during the life of this Agreement and/or are in effect or hereinafter enacted dealing with APAC’s workforce. In performing Services and without limiting the generality of the foregoing, APAC shall also comply with any and all rules and regulations promulgated pursuant to the Telemarketing and Consumer Fraud Prevention Act of 1994.

C.
Subcontract Flowdown. APAC agrees to comply with the following Federal Acquisition Regulation (FAR) clauses, to the extent that they are applicable, which are incorporated in this Agreement by reference to implement provisions of United States laws or Executive Orders.

1.	FAR clauses applicable to all contracts:
(1)	48 C.F.R § 52.222-26, Equal Opportunity (E.O. 11246);

(2)	48 C.F.R. § 52.222-35, Affirmative Action for Disabled and Vietnam Era Veterans (38 U.S.C. §4212(a)); and

(3)	48 C.F.R. § 52.222-36, Affirmative Action for Workers with Disabilities (29 U.S.C. §793).

2.
Not withstanding any other clause of this Agreement, APAC is not required to include any FAR provision or clause, other than those listed in (a) above, to the extent they are applicable (and as may be required by an addenda to this paragraph to establish the reasonableness of prices under FAR Part 15), in a subcontract at any tier for commercial items or commercial components. Commercial item, as used in this clause, has the meaning contained in the clause at 48 C.F.R. §52.202-1, Definitions.

3.	FAR clauses applicable to certain contracts as specified in each clause:
(1)	48 C.F.R. § 52.203-6, Restrictions on Subcontractor Sales to the Government, as amended by Alternate I (41 U.S.C. § 253(g) and 10 U.S.C. § 2402);

(2)	48 C.F.R. § 52.219-8, Utilization Of Small Business Concerns And Small Disadvantaged Business Concerns (15 U.S.C. § 637(d)(2) And (3);

(3)	48 C.F.R. § 52.219-9, Small Business Subcontracting Plan (15 U.S.C. § 637(d)(4));

(4)	48 C.F.R. §52.222-37, Employment Reports on Disabled Veterans and Veterans of the Vietnam Era (38 U.S.C. § 4212); and

(5)	48 C.F.R. § 52.222-41, Service Contract Act of 1965, as Amended (41 U.S.C. § 351, et. Seq.).
4.	APAC shall include the terms of this clause, including this Section 13.C., in subcontracts awarded under this Agreement.
D.
UPS Requirements. UPS will be responsible for the cost of implementing all necessary Americans With Disabilities Act (ADA) reasonable accommodations to facilities. Regarding equipment, UPS will be responsible for providing all equipment necessary to comply with the ADA up to an aggregate value of five thousand dollars ($5,000.00) per Center.

E.	Controlling Law. This Agreement shall be construed in accordance with the laws of the State of Georgia.
Section 14 — Property and Proprietary Rights
A.
Ownership of Data. As between APAC and UPS, UPS will own exclusively all data collected as a direct result of the performance of services under this Agreement. APAC will keep such data confidential pursuant to the confidentiality provisions of this Agreement. APAC will maintain safeguards against the destruction, loss or alteration of UPS data in the possession of APAC that are no less rigorous than those maintained by APAC for its own information of a similar nature.

B.
Limited Use of Marks. Each Party warrants and represents that it has full right title marks (“Marks”) which it provides to the other Party, if any, for use and interest in and to all trade names, trademarks, service marks, symbols and other proprietary related to the Project and the Services, and that any Marks provided by a Party will not infringe the marks of any third party. During the Term of this Agreement, the providing Party grants to the other Party the non-exclusive right to reasonably utilize the Marks in connection with the obligations of the Parties hereunder, including, but not limited to, internally on banners (e.g., to identify UPS’s facility, if applicable), poster (e.g., for internal promotions), in APAC newsletters, closed-circuit television and training. In this regard, each Party will use the other Party’s Marks only for authorized purposes, only to the extent authorized, and only in the authorized manner, in connection with the Services under this Agreement. In order to ensure proper use, the providing Party will provide to the receiving Party, upon request, camera ready art, beta quality video and/or digital tiff, eps or bitmap file of the providing Party’s Marks, if appropriate.

C.
Miscellaneous Intellectual Property Rights. Each Party will retain all rights in any software, ideas, concepts, know-how, processes, development tools, techniques or any other proprietary material or information that it owned or developed prior to the date of this Agreement, or acquired or developed after the date of this Agreement without use or incorporation of the intellectual property of the other Party. Subject to any third party rights or restrictions and the other provisions of this Section 14, UPS will own any deliverables that are specified in the Agreement and/or its Attachment A that (i) are custom developed specifically for UPS and delivered by APAC under this Agreement and (ii) are paid for by UPS. Notwithstanding anything to the contrary in this Agreement, APAC (i) will retain all right, title and interest in and to all proprietary systems and solutions (however modified for use for the Project), software development tools, know-how, methodologies, processes, technologies or algorithms used in performing the Services which are based on trade secrets or proprietary information of APAC or are otherwise owned or licensed by APAC (collectively, ’tools”), (ii) subject to its confidentiality and non-infringement obligations under this Agreement, and insofar as APAC is in the business of creating innovations in its industry, will be free to use any ideas, concepts, know-how and other intangible intellectual property which are developed or created in the course of performing the Services and may be retained by APAC’s employees in intangible form and (iii) will retain ownership of any APAC-owned software or tools that are used in producing any deliverables and become embedded in such deliverables. Nothing will impair APAC’s ability to acquire, license, market, distribute for itself or others or have others develop for it similar deliverables performing the same or similar functions as the deliverables contemplated by this Agreement and/or its Attachment A.

Section 15 — Fraud Procedures.
A.	APAC Requirements. APAC shall use reasonable efforts to take the following measures to help minimize fraud:
1.	Destroy all CSR notes used at the Centers periodically as directed by UPS;
2.	Give UPS reasonable and appropriate assistance in the investigation of fraud by an APAC employee and bear the investigation, restitution, and recovery costs involved in any proven cases of fraud;
3.	APAC is responsible for reviewing and obtaining a signed Integrity form (See Attachment C) from each employee.
4.	Make reasonable efforts to establish and implement a standard operating procedure for maintaining a paperless environment absent exigent circumstances; and
5.
Establish and implement a standard operating procedure to control the recordation of customer authorization codes in any media except as jointly agreed upon by UPS and APAC to support the delivery of Services and absent exigent circumstances.

B.	Periodic Reviews. APAC shall allow UPS to make periodic reviews of APAC’s fraud procedures, as such procedures relate to fraud control hereunder.
Section 16 — Events of Default
A.
Failure to Pay Amounts When Due. Subject to the notice and cure provisions provided in this clause, UPS’s failure to pay undisputed amounts when due under the terms and conditions of this Agreement shall constitute an Event of Default. In the event that UPS fails to make any payment which constitutes an Event of Default, APAC shall give UPS written notice thereof. UPS shall then have fifteen (15) days to cure such breach.

B.
Failure of a Party to Perform Its Material Obligations. Subject to the notice and cure provisions provided herein, a Party’s failure to perform any material obligation under the Agreement shall constitute an Event of Default. In the event that a Party has failed to perform any of its material obligations under the Agreement and has failed to remedy the same following thirty (30) days after receipt of written notice thereof; the nonbreaching party may terminate immediately; provided that if, such default cannot practicably be cured within such thirty (30) day period and is susceptible to a cure, then the defaulting Party will not be considered in default if it commences to cure within the initial thirty (30) day period and in good faith diligently and continuously proceeds to cure the default.

C.
Bankruptcy and Similar Proceedings. The commencement of any involuntary proceeding in bankruptcy or insolvency under federal or state law or the appointment of a receiver or an assignee for the benefit of creditors for a substantial portion of a Party’s assets which is not dismissed or terminated within ninety (90) days after its initiation; or the commencement of any voluntary proceeding in bankruptcy or insolvency under federal or state law shall be an Event of Default.

Section 17 — Term and Termination
A.
Term of Agreement. The initial term of this Agreement will commence upon the Effective Date October 28, 2002 and will continue until September 30, 2005 (the “Term”) unless terminated earlier pursuant to the provisions of this Agreement. Thereafter, this Agreement will be renewed for additional one year terms unless one Party gives the other Party at least one hundred eighty (180) days written notice of intention to terminate prior to the end of the current term.

B.
Termination Upon Event of Default. If either Party’s actions constitute an Event of Default within the meaning of Section 16, then the other Party may, by giving written notice of such default to such Party, terminate this Agreement as of the date specified in such Event of Default notice of termination.

C.
Termination by UPS. UPS may terminate this Agreement with or without cause by giving APAC written notice at least one hundred and eighty (180) days prior the effective termination date subject to the following provisions:

(a)	Termination for convenience could be executed by UPS no sooner than one (1) year from the commencement of the Term.

(b)
New employees would be impacted immediately upon notification and all new hiring stopped. Ramp down could be accomplished in sections, workgroups, etc. or on a non-categorical basis. For example, PI ramped down in sections by workgroups, i.e. damage notifiers first, then claims agents, etc.

(c)
In no event shall any ramp-down violate any state or federal employment laws or cause the payment of any state or federally mandated penalties relating to the termination of APAC personnel (e.g., WARN Act penalties).

(d)	APAC acknowledges and agrees that this may necessitate the need to have two vendors working together in same site as one-vendor ramps down and another ramps up.

(e)
In addition, in the event of a Termination for any reason APAC agrees to pay UPS or its designee an amount equal to all the following Entitlements (defined as vacation, sick, optional days and holiday pay) for all CSR’s employed in the Newport News, Virginia center who have been terminated by APAC on the date of Termination and who have been hired on the date of Termination by UPS or its designee. For purposes of this agreement accrual is defined in the examples that follow:

•
Example 1: Employee A begins employment on October 4th of current year, they will have accrued 11/12 of their vacation, optional, sick, and holiday entitlement by September of the next year, i.e., if the vacation earned after 1 year would have been 2 weeks then the accrual would be defined as 11/12 of 2 weeks vacation.

•
Example 2: Employee B has been employed for 4 years and 10 months when vendors change. Therefore, employee B has accrued 10/12 of their vacation that they would be eligible upon their 5th year of employment, i.e. 10/12 of 3 weeks vacation (15 paid days) or 12 accrued days of vacation.

D.	Termination by APAC. APAC may terminate this Agreement by giving UPS written notice at least twelve (12) months written notice prior the effective termination date subject to the following provisions:

APAC will provide the Services pursuant to the terms provided in this Agreement through the end of the notice period. UPS agrees to provide to APAC, prior the last six (6) months of the notice period, a ramp-down plan to be executed during the remaining six (6) months that enables UPS to effectively reasonably transition volumes and the Services prior to the end of the notice period and avoids the imposition of employment-related WARN Act and similar penalties.

E.
Termination for Changed Laws. Either party shall have the right to terminate this Agreement, without liability to the other, in the event of judicial, regulatory or legislative change rendering performance of this Agreement impossible or illegal. Each party shall provide the other with written notice of such termination as promptly as possible, but in no event less than sixty (60) days prior to the termination date; provided that in such event, the parties will use best efforts, within the parameters of the applicable laws.

Section 18 — Post-Termination
A.
Termination Assistance. Commencing upon any notice of termination by either party pursuant to above Sections hereof or upon expiration of this Agreement, APAC will provide to UPS or its designee any and all termination assistance reasonably requested by UPS to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of responsibility for the Services to UPS or its designee (“Termination Assistance”), APAC and UPS shall work together to develop any and all transition plans, which may include ramp-downs by work group or sections. Should termination be initiated by APAC, UPS acknowledges and agrees that APAC’s requirement to provide Termination Assistance will be contingent upon UPS’s payment for Services and for Termination Assistance prior to and during the transition period. If and to the extent that such assistance is provided prior to the termination date, APAC will provide termination assistance at the Base Rate. If and to the extent that such assistance is provided after the termination date or otherwise requires resources in addition to those resources then being regularly utilized in the performance of the Services, UPS will pay APAC for such assistance on a time and materials basis at negotiated rates therefor or on any other mutually acceptable basis. The Termination Assistance to be provided to UPS by APAC shall include, without limitation, the following:

1.
Continuing to perform, for a reasonable period following the termination date not to exceed six (6) months without the mutual agreement of the parties, any or all of the Services then being performed by APAC.

2.	Developing, with the assistance of UPS, a plan for the transition of operations from APAC to UPS or its designee.

3.	Providing training for personnel of UPS and its designee in the performance of the operations then being transitioned to UPS or its designee.

4.
Entering into licensing arrangements with UPS or its designee, for any application software and processes (including all updates, enhancements, improvements and modifications thereto) then being utilized by APAC in performing the Services, together with such other operating Software as is necessary to operate such application software and related documentation, data base management systems, date and technical information. Any license granted to UPS pursuant to this Section, at a minimum, (i) will contain terms and conditions that are reasonably satisfactory to APAC; (ii) will contain license fees agreed upon as reasonable by a mutually selected third party under confidentiality restrictions reasonably satisfactory to APAC; (iii) will provide to UPS the right to use the software to process UPS’s own internal work (including work required to support the provision of this CSR product and services to outsource companies); and (iv) will give UPS the right to sublicense to third parties for the performance thereof so long as each third party having access to the software provides to APAC written assurances in a form and substance reasonably satisfactory to APAC, that such third party will maintain at all times the confidentiality of the software and will not use the software for any purpose other than the limited purpose of processing the internal work of UPS. Notwithstanding anything herein to the contrary, APAC will be excused from granting the above described licenses to UPS in the event that APAC terminates this Agreement for cause as provided herein.

5.
Making available to UPS or its designee, pursuant to mutually acceptable terms and conditions, any equipment owned or leased by APAC that APAC is required to provide under this Agreement. UPS or its designee may purchase any such equipment owned by APAC at APAC’s then current book value and may assume APAC’s rights and obligations with respect to any such equipment leased by APAC, but in no event less than any remaining outstanding loan on the equipment.

6.	Making available to UPS or its designee, pursuant to mutually acceptable terms and conditions, any third party services then being utilized by APAC in the performance of the Services.
B.
Post-Termination Confidentiality Assurances. Prior to providing any of the foregoing termination assistance to UPS or its designee, APAC shall be entitled to receive from any designee of UPS, in form and substance reasonably acceptable to APAC, written assurances that (i) such designee will maintain at all times the confidentiality of any APAC proprietary information, software or materials disclosed or provided to, or learned by such designee in connection therewith, and (ii) such designee will use such information, software or materials exclusively for purposes for which UPS is authorized to use such information, software or materials pursuant to this Agreement. This provision shall survive termination or expiration of this Agreement.

C.
Post-Termination Invoice and Payment. Upon receipt of a notice of termination specified in Section 17, APAC shall submit to UPS APAC’s invoice for amounts due in accordance with Section 4 hereof within two (2) months of the effective date of termination. Failure to submit such an invoice within the time allowed shall relieve UPS from paying any amount beyond that which UPS may verify from its records as due and payable and such determination shall be final. Payments of all amounts due shall be effected in accordance with Section 4.

Section 19 — Notices
All notices or requests required to be given under this Agreement and all other communications related to this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by UPS Next Day Air Letter, addressed as follows: If to UPS, United Parcel Service, 35 Glenlake Parkway, NE, Suite 200 Atlanta, Georgia 30328, Attention: Betty Schmitz, with a copy to: United Parcel Service, 55 Glenlake Pkwy NE, Atlanta, Georgia 30328 Attn: Legal Dept. and if to APAC, APAC Customer Service, Six Parkway North, Deerfield, IL 60015 Attention: Dave LaBonte, Vice President, with a copy addressed to the attention of General Counsel. Either party may change its address, or the name or title of the individual to whom notices shall be directed by written notice issued and delivered as set forth above.
Section 20 — General Provisions
A.
Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior oral and written agreements between the parties relative to the subject matter hereof and merges all prior and contemporaneous discussions between them. Neither party shall be bound by any condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement unless hereafter set forth in a written instrument executed by such party. The parties to this Agreement may, by mutual written consent executed by them, amend, modify or supplement this Agreement.

B.
No Waiver. The terms, covenants, representations and warranties of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of either party at any time to require performance of any provision hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by either party of any breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term, covenant, representation or warranty of this Agreement.

C.
Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The duties and obligations under this Agreement may not be assigned or delegated by either party without the written consent thereto of the other party, except that UPS may assign this Agreement to one of its Affiliated Companies. APAC may not assign any of its rights or delegate any of its duties pursuant to this Agreement without the prior written consent of UPS and any attempted assignment without such consent shall be void. Any assignment in contradiction of this clause shall be void.

D.
Severability. In the event that any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Further, in the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable by virtue of its scope or period of time, but may be made enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it valid, legal and enforceable.

E.	Survival. Any terms hereunder that, by their very nature, would survive the termination or expiration of this Agreement shall so survive.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APAC CUSTOMER SERVICES, INC.		UNITED PARCEL SERVICE OASIS SUPPLY CORPORATION

By:	/s/ Theodore G. Schwartz	By:	/s/ Betty Schmidt

Its:	C.E.O.	Its:	V.P. Corporate Customer Service Centers